Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
May 21, 2009	sedelman@steinmart.com

STEIN MART, INC. REPORTS 1Q’09 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its first quarter ended May 2, 2009.

First quarter results

For the first quarter of 2009, the Company earned $16.1 million or $0.38 per diluted share as compared to $7.0 million or $0.17 per diluted share in 2008. As previously reported, net sales for the first quarter decreased 9.2 percent to $319.6 million from $352.1 million the previous year and comparable store sales decreased 8.0 percent from the first quarter of 2008.

Gross profit decreased to $96.8 million from $97.7 million in 2008. As a percent of net sales, gross profit increased to 30.3 percent from 27.8 percent in the same period last year. The increase in the gross profit rate resulted from increased markup and decreased markdowns, slightly offset by higher occupancy costs.

Selling, general and administrative (SG&A) expenses were $79.9 million or 25.0 percent of net sales as compared to $91.5 million or 26.0 percent of net sales during the same period last year. The $11.7 million decrease in SG&A resulted primarily from reduced payroll expense in stores and in the corporate office, and from lower depreciation expense.

The effective tax rate for the first quarter of 2009 was 25.8% compared to 40.5% last year. The lower rate in the current quarter resulted from the reversal of a portion of the valuation allowance for deferred tax assets using the discrete period method.

“Despite a very difficult sales environment, first quarter earnings improved due to tightly controlled inventories that enhanced merchandise margins, and significant expense reductions; these initiatives produced a positive cash flow of $32 million and allowed us to end the period debt free,” commented David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “While our conservative outlook regarding the macro environment persists, we believe our re-focused brand strategy and the new marketing initiatives are beginning to gain traction, and will be key to our long-term success.”

Store network

During the first quarter of 2009, a new store opened in Houston, Texas and two existing locations in Atlanta closed. At May 2, 2009, there were 275 stores in operation as compared to 284 stores at the same time last year.

Conference Call

Management will hold a conference call for investment analysts at 10 a.m. ET this morning to discuss these results. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until May 29, 2008.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store original prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to general economic conditions including continued uncertainty in the financial and credit markets

•	the effectiveness of advertising, marketing and promotional strategies

•	intense competition from other retailers

•	changing preferences in apparel

•	access to additional capital at favorable terms, if required

•	ability to successfully negotiate advantageous lease terms with current landlords

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	seasonality, including the importance of the holiday selling season

•	disruption of the Company’s distribution system

•	acts of terrorism

•	fluctuation in results could negatively impact stock price

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	May 2, 2009	January 31, 2009	May 3, 2008
ASSETS
Current assets:
Cash and cash equivalents	$19,409	$88,903	$22,473
Trade and other receivables	8,604	9,011	11,493
Inventories	209,573	207,139	280,573
Income taxes receivable	16,895	24,439	10,060
Prepaid expenses and other current assets	13,174	12,089	15,309

Total current assets	267,655	341,581	339,908
Property and equipment, net	83,042	86,321	109,948
Other assets	17,225	21,988	33,535

Total assets	$367,922	$449,890	$483,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,085	$55,683	$80,392
Accrued liabilities	77,967	79,794	73,774

Total current liabilities	141,052	135,477	154,166
Notes payable to banks	—	100,000	40,000
Other liabilities	23,637	28,063	28,864

Total liabilities	164,689	263,540	223,030
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding

Common stock - $.01 par value; 100,000,000 shares authorized; 42,656,332, 42,655,544 and 42,078,878 shares issued and outstanding, respectively	427	427	421
Additional paid-in capital	10,791	9,986	6,489
Retained earnings	191,238	175,152	253,451
Accumulated other comprehensive income	777	785	—

Total stockholders’ equity	203,233	186,350	260,361

Total liabilities and stockholders’ equity	$367,922	$449,890	$483,391

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended May 2, 2009	13 Weeks Ended May 3, 2008
Net sales	$319,570	$352,123
Cost of merchandise sold	222,740	254,377

Gross profit	96,830	97,746
Selling, general and administrative expenses	79,856	91,539
Other income, net	4,997	5,930

Income from operations	21,971	12,137
Interest expense, net	279	367

Income before income taxes	21,692	11,770
Provision for income taxes	5,606	4,772

Net income	$16,086	$6,998

Net income per share:
Basic	$0.38	$0.17

Diluted	$0.38	$0.17

Weighted-average shares outstanding:
Basic	42,676	42,003

Diluted	42,892	42,034

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended May 2, 2009	13 Weeks Ended May 3, 2008
Cash flows from operating activities:
Net income	$16,086	$6,998
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,939	6,497
Change in valuation allowance for deferred tax assets	(2,839)	—
Deferred income taxes	3,125	271
Store closing charges	248	111
Share-based compensation	806	1,258
Changes in assets and liabilities:
Trade and other receivables	407	879
Inventories	(2,434)	(18,077)
Income taxes receivable	7,544	4,043
Prepaid expenses and other current assets	(1,085)	(1,729)
Other assets	4,087	(1,327)
Accounts payable	7,402	3,268
Accrued liabilities	(1,874)	(2,547)
Other liabilities	(4,284)	264

Net cash provided by (used in) operating activities	32,128	(91)

Cash flows from investing activities:
Capital expenditures	(1,621)	(5,448)

Net cash used in investing activities	(1,621)	(5,448)

Cash flows from financing activities:
Borrowings under notes payable to banks	57,047	242,212
Repayments of notes payable to banks	(157,047)	(229,345)
Repurchase of common stock	(1)	—

Net cash (used in) provided by financing activities	(100,001)	12,867

Net (decrease) increase in cash and cash equivalents	(69,494)	7,328
Cash and cash equivalents at beginning of year	88,903	15,145

Cash and cash equivalents at end of period	$19,409	$22,473